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                                                                    EXHIBIT 11.1

           PRO FORMA COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                                   DECEMBER 31,
                                                                  JUNE 30, 1996   JUNE 30, 1995        1995
                                                                  --------------  --------------  --------------
Pro forma net income available for common stock (1).............  $           27  $           33  $           63
Shares to be issued (1).........................................      54,472,353      54,472,353      54,472,353
Pro forma primary earnings per common share (2).................  $         0.50  $         0.61  $         1.16
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

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(1) Historical computation of primary earnings per common share is not considered meaningful as Allegiance did not have common shares for the historical periods presented. The unaudited pro forma combined statements of income are presented in the "Pro Forma Financial Information" section of the Prospectus contained in this Registration Statement.

(2) Pro forma primary earnings per common share is equal to pro forma fully diluted earnings per share as no dilution was anticipated in the pro forma calculations above.